CERTIFICATE OF AMENDMENT

                         OF CERTIFICATE OF INCORPORATION

                               TO CHANGE THE NAME

                                       OF

                          PACKAGING PLUS SERVICES, INC.

  (Pursuant to the provisions of Nevada Revised Statutes, Title 7, Chapter 78)

It is hereby certified that:

1. The name of the corporation (the "corporation") is Packaging Plus Services, Inc.

2. The Board of Directors of the corporation duly adopted the following resolution on May 12, 1998:

         RESOLVED, that the Board of Directors deem it advisable and in the best interests of the corporation that the corporation change its name to Universal Express, Inc. and that, in order to accomplish the same,
         Article 1 of the Certificate of Incorporation be amended to read as follows:

            "The name of the Corporation is: Universal Express, Inc."

3. Approval and consent of the stockholders of the corporation to the change of name was obtained on June 11, 1998 pursuant to Section 38.320 (2) of the General Corporation Law of the State of Nevada.

Signed on June 11, 1998
                                                     By /s/ RICHARD A. ALTOMARE
                                                        -----------------------
                                                        Richard A. Altomare
                                                        President and Secretary

STATE OF NEW YORK )
                                    )       SS.
COUNTY OF NASSAU  )

         On June 11, 1998, personally appeared before me, a Notary Public, for the State and County aforesaid, Richard A. Altomare, as President and Secretary of Packaging Plus Services, Inc., who acknowledged that he executed the above instrument.



                                                      /s/
                                                      ----------------------
                                                      Notary Public